"Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [***], have been separately filed with the Commission."



                                Synthelabo/SB/HGS
                                -----------------
                       COLLABORATION AND LICENSE AGREEMENT
                       -----------------------------------

         This Collaboration and License Agreement (Agreement) is entered into and effective this 30th day of June, 1996 by and among SmithKline Beecham Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania, having a place of business at One Franklin Plaza, Philadelphia, Pennsylvania 19101, U.S.A. ("SB corp"), SmithKline Beecham p.l.c., a corporation organized under the laws of England and having a place of business at Great West Road, Brentford, Middlesex, England ("SB plc") (individually and collectively "SB"), Human Genome Sciences, Inc. located at 9410 Key West Avenue, Rockville, Maryland 20850 ("HGS") and Synthelabo, located at 22, avenue Galilee, 92352 Le Plessis-Robinson Cedex France ("Synthelabo").

         WHEREAS SB corp and HGS, entered into the Collaboration Agreement (defined below) effective as of May 19, 1993 relating to sequencing of expressed genes and development of practical applications therefor; and
         WHEREAS SB and HGS wish to collaborate with and grant and license to Synthelabo, certain rights, including certain rights granted and licensed to SB pursuant to the Collaboration Agreement and SB/HGS License Agreement (both defined below), and Synthelabo wishes to collaborate with SB and HGS and to accept such grant and license;
         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

I.       Definitions

1.1 "Affiliate" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction provided a party controls directly or indirectly such foreign entity) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement. For purposes of this Agreement, L'Oreal and Nestle are not Affiliates of Synthelabo.
1.2 "Alliance Committee" shall mean a committee consisting of three (3) scientists appointed by Synthelabo and three (3) scientists appointed by

     SB and co-chaired by one (1) of the SB appointees and co-chaired by one (1) of the Synthelabo appointees.
1.3 "Antibody Product" shall mean an antibody (monoclonal or polyclonal) or fragments or constructs thereof which is potentially useful for the treatment or prevention of a disease or disorder in humans.
1.4 "Antisense" shall mean inhibiting or preventing in vivo expression in a human or animal of a gene product by use of an oligonucleotide or modified oligonucleotide which binds to RNA or DNA to prevent and/or impair expression of the gene product.
1.5 "Blocking Claim" shall mean a claim under any patent application or granted patent anywhere in the world which generically but not specifically claims
     (i) any and all compounds (and/or the use thereof) which interact with or prevent interaction with a specified Target which is a Product and/or (ii) any and all antibodies (and/or the use thereof) against a specific Therapeutic Protein which is a Product or Target which is a Product. The following are examples of "blocking claims": (1) a compound which interacts with receptor X; (2) a compound which prevents binding to receptor X and its ligand, (3) a process for activating receptor X, comprising contacting receptor X with a compound which binds thereto and activates the receptor;
     (4) a process for preventing activation of receptor X comprising contacting receptor X with a compound which prevents binding between receptor X and its ligand.
1.6 "Bioinformatics" shall mean computer software and know-how useful for the analysis, comparison, and curation of human nucleic acid sequences; and information related to such sequences; and software for the construction and maintenance of databases for the compilation of such sequences and their associated information; each developed from May 19, 1993 through the end of the Initial Research Term. Bioinformatics shall include software for the prediction of the three-dimensional structure of proteins from primary sequence information but Bioinformatics shall not include software for rational drug design based on such three-dimensional structure.
1.7 "Collaboration Agreement" shall mean the Collaboration Agreement entered into between SB and HGS effective as of May 19, 1993, as amended and/or superceded from time to time.
1.8 "Collaboration Partner Agreement" shall mean an agreement between or among SB and/or HGS and (1) Merck substantially in accordance with a memorandum of intent dated April 12, 1996; (2) SP substantially in accordance with a memorandum of intent dated April 21, 1996; (3) Takeda substantially in accordance with the SB/Takeda Collaboration and License Agreement dated June 5, 1995; and (4) a Collaboration Partner, in addition to (1) and (2) or substituted for (1) or (2), wherein such Collaboration Partner is granted substantially the same licenses and

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     rights as granted by SB and/or HGS pursuant to any one or all of the foregoing agreements or this Agreement.
1.9 "Collaboration Partner" shall mean those entities which are set forth in Appendix A, or substituted for an entity in Appendix A and any entity added to Appendix A or substituted for an entity in Appendix A which in the aggregate shall be no more than four (4) entities as provided in Paragraph 2.18.
1.10 "Collaboration Partner Patent" shall mean individually and collectively a Collaboration Partner Target Patent and Collaboration Partner Therapeutic Protein Patent. Included within the definition of Collaboration Partner Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all supplementary-like patent certificates.
1.11 "Collaboration Partner Target Patent" shall mean all patents or patent applications which are filed prior to the end of the Initial Research Term under a Collaboration Partner Agreement, which are or become owned by a Collaboration Partner, to the extent that they claim a Target which is a Product or include a Blocking Claim and as to which SB and/or HGS has the right to grant a license to Synthelabo. Included within the definition of Collaboration Partner Target Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs.
1.12 "Collaboration Partner Therapeutic Protein Patent" shall mean all patents or patent applications which are filed prior to the end of the Initial Research Term under a Collaboration Partner Agreement, which are or become owned by a Collaboration Partner, to the extent that they claim a Therapeutic Protein which is a Product or use or manufacture thereof and as to which SB and/or HGS has the right to grant a license to Synthelabo. Included within the definition of Collaboration Partner Therapeutic Protein Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs.
1.13 "Co-Right  Territory"  shall  mean  individually  and  collectively,  [***]
1.14 "Diagnostics" shall mean any product, process, substance, composition or service intended to predict, detect or identify a disease or determine the presence of a pathologic condition in a human.
1.15 "Discovered"  shall  mean  the  earlier  of  (a)  the  filing  date  of  an application for a patent filed in any country by Synthelabo under this Agreement, by HGS or SB under the Collaboration Agreement, or by a Collaboration Partner under a Collaboration Partner Agreement containing a specific disclosure of a Product; or (b) identification of a Synthelabo Product by Synthelabo.
1.16 "Drug Product" shall mean a product other than a Therapeutic Protein or Antibody Product which is potentially useful for the treatment or prevention of a disease or disorder in humans.
1.17 "Effective Date" shall mean the date first written above.
1.18 "Gene" shall mean a human gene or a portion thereof or cDNA corresponding thereto.
1.19 "Gene Therapy" shall mean treatment or prevention of a disease, or remedying a gene deficiency of humans or animals by genetic modification of human somatic cells or animal somatic or germ cells (in vivo, in vitro or ex vivo) with DNA (RNA) for the purpose of expressing a protein or oligo(poly)nucleotide encoded by said DNA (RNA) in a human or animal.
1.20 "HGS Field" shall mean: (i) Gene Therapy, (ii) Antisense and (iii) biotransformation of a chemical to prepare pharmaceutically active agents for human or animal use, or intermediates therefor, which active agents or intermediates therefor were discovered prior to May 19, 1993.
1.21 "HGS Technology" shall mean the following technology, whether patented, patentable or not: (a) sequence data with respect to Genes and expression products thereof and Bioinformatics relating thereto, in each case developed by or for HGS prior to and through the end of the Initial
     Research  Term,  (b)  information  on  biological  function of  Therapeutic
     Proteins developed by HGS prior to the Initial Research Term, (c) HGS clones containing sequences in (a), (d) information on biological function of Targets developed by or for HGS prior to and through the end of the Initial Research Term, and (e) biological information on Therapeutic Proteins for use as Targets developed by HGS during the Initial Research Term and after such Therapeutic Protein has been claimed pursuant to
     Section 8. Bioinformatics in subparagraph (a) shall not include Bioinformatics licensed by HGS from a Third Party except where HGS has the royalty-free right to license such Bioinformatics to Synthelabo or where HGS has a royalty-bearing right to license such Bioinformatics to Synthelabo and Synthelabo agrees to pay all applicable royalties for its use of such license.
1.22 "HGS Patents" shall mean (i) all patents and patent applications to the extent that they claim HGS Technology and (ii) Blocking Claims of patents and patent applications filed prior to the end of the Initial Research Term, in each case, which are or become owned by HGS or to which HGS otherwise has, now or in the future, the right to grant licenses, or sublicenses. Included within the definition of HGS Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs. HGS Patents shall include HGS' interest in patents and patent applications to which HGS is a joint owner pursuant to Paragraph 15.1.
1.23 "Initial Research Term" shall mean the term beginning on the Effective Date and ending, unless this Agreement is earlier terminated, five years from the Effective Date.
1.24 "Licensed Technology" shall mean individually and collectively, HGS Technology and SB Technology and information received from a Collaboration Partner pursuant to Paragraph 14.5.
1.25 "Licensed Patents" shall mean individually and collectively, HGS Patents and SB Patents.
1.26 "Major Country" shall mean the United States, Canada, Germany, United Kingdom, France, Italy, Spain, or Japan.
1.27 "Management Committee" shall mean a committee consisting of three (3) members appointed by Synthelabo and three (3) members appointed by SB and co-chaired by one (1) of the SB appointees and co-chaired by one (1) of the Synthelabo appointees.
1.28 "Merck" shall mean Merck KGaA, Frankfurter Str. 250, 64271 Darmstadt, Germany and its Affiliates.
1.29 "Net Sales" shall mean gross receipts from sales of Synthelabo Product by Synthelabo or SB or, except as provided below, their respective Affiliates, licensees, distributors trading on Synthelabo's or SB's account or joint ventures, less deductions for (i) transportation charges, including transportation insurance to the extent separately invoiced; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of such product; (iii) normal and customary trade, quantity and cash discounts allowed and rebates including but not limited to Medicaid-like rebates; and (iv) allowances or credits to customers on account of rejection or return of such product or on account of retroactive price reductions affecting such product. Sales between or among a party to this Agreement and its respective Affiliates, licensees, distributors trading on Synthelabo's or SB's account or joint ventures shall be included within Net Sales only if such purchaser is an end-user of the Synthelabo Product. Otherwise, Net Sales shall only include the subsequent, final sales to Third Parties.
1.30 "Product(s)" shall mean any product, process, substance, composition or service which in whole or in part (i) incorporates or is based on or uses or is derived by use of Licensed Technology and/or Synthelabo Technology and/or (ii) is covered by a Licensed Patent and/or a Synthelabo Patent and/or (iii) is based on or is derived by use of a Target received through SB from a Collaboration Partner under this Agreement; and/or (iv) is covered by a Collaboration Partner Patent as to which Synthelabo obtains rights from a Collaboration Partner under this Agreement. An incidental or immaterial use of Licensed Technology,

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     such Target and/or Synthelabo Technology shall not cause a product, process, substance, composition or service to become a Product.
1.31 "Research Antibody Plan" shall mean a plan for discovering and developing a Synthelabo Antibody Product.
1.32 "Research Drug Plan" shall mean a plan for screening or other use of Targets to discover a Synthelabo Drug Product.
1.33 "Research Plan" shall mean individually and collectively a Research Protein Plan, a Research Antibody Plan or a Research Drug Plan. An example of each such plan forms Appendix C.
1.34 "Research Protein Plan" means a plan for research and development of a Synthelabo Protein Product which summarizes scientific data, proposed research and development efforts and research and development goals sufficient for SB or HGS to reasonably monitor applicable diligence obligations required herein.
1.35 "Research Term" shall mean the Initial Research Term plus any extensions obtained pursuant to Section 7.
1.36 "SB" shall mean SB Corp. and/or SB plc and any present or future Affiliate to which any rights and/or obligations of either of them are assigned and/or delegated pursuant to this Agreement as provided herein.
1.37 "SB Field" shall mean human and animal health care including Diagnostics and Vaccines but excluding the HGS Field.
1.38 "SB Patents" shall mean (i) all patents and patent applications to the extent that they claim SB Technology and (ii) Blocking Claims of patents and patent applications filed prior to the end of the Initial Research Term, in each case, which are or become owned by SB or to which SB otherwise has, now or in the future, the right to grant licenses, or sublicenses. Included within the definition of SB Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs. SB Patents shall include SB's interest in patents and patent applications to which SB is a joint owner pursuant to Paragraph 15.1.
1.39 [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

1.40 [***]
1.41 "SP" shall mean Schering Plough Corporation, 2000 Galloping Hill Road, Kenilworth, New Jersey and its Affiliates.
1.42 "Synthelabo" shall mean Synthelabo, Synthelabo Recherche, and their present and future Affiliates to which any rights and/or obligations are assigned and/or delegated pursuant to this Agreement as provided herein.
1.43 "Synthelabo Antibody Product" shall mean a Product in the Synthelabo Field which is an Antibody Product developed by or for Synthelabo or its licensee.
1.44 "Synthelabo Drug Product" shall mean a Product in the Synthelabo Field which is a Drug Product developed by or for Synthelabo or its licensee.
1.45 "Synthelabo Field" shall mean the treatment and/or prevention of disease in humans, but excluding the HGS Field, Vaccines, and Diagnostics.
1.46 "Synthelabo Patents" shall mean all patents and patent applications to the extent that they claim Synthelabo Technology which are or become owned by Synthelabo or to which Synthelabo otherwise has, now or in the future, the right to grant licenses or sublicenses. Included within the definition of Synthelabo Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals and extensions thereof and all supplementary patent-like certificates. Synthelabo Patents shall include Synthelabo's interests in patents and patent applications to which Synthelabo is a joint owner pursuant to Paragraph 15.1.
1.47 "Synthelabo Product" shall mean individually and collectively a Synthelabo Drug Product, Synthelabo Protein Product and Synthelabo Antibody Product.
1.48 "Synthelabo Protein Product" shall mean a Product in the Synthelabo Field which is a Therapeutic Protein developed by or for Synthelabo or its licensee.
1.49 "Synthelabo Technology" shall mean any and all data, substances, processes, materials, formulas, know-how, inventions and information developed by or on behalf of Synthelabo which incorporates or is based on the use of or derived by use of Licensed Technology. An incidental or immaterial use of Licensed Technology by or on behalf of Synthelabo or its licensees shall not cause data, substances, processes, materials, formulas, know-how, inventions and information to become Synthelabo Technology.
1.50 "SPC" shall mean a right based upon a patent to exclude others from making, using or selling a Product, such as a Supplementary Protection Certificate.
1.51 "Takeda" shall mean Takeda Chemical Industries, Ltd., 1-1, Doshomachi 4-Chome, Chuo-ku, Osaka, 541, Japan and its Affiliates.
1.52 "Target" shall mean a Gene or expression product thereof (e.g., receptors, enzymes or ion channels) which could be used for screening or other drug discovery purpose to identify compounds or antibodies with a biochemical or pharmacological effect.
1.53 "Therapeutic Protein" shall mean a polypeptide derived from a Gene (excluding Antibody Products and Drug Products) which may be useful for the treatment or prevention of a disease or disorder in humans.
1.54 "Third Party" shall mean shall mean any party other than Synthelabo, HGS, SB or Affiliates of SB.
1.55 "Vaccine" shall mean any substance which achieves a prophylactic or therapeutic effect by inducing an antigen-specific humoral and/or cellular immune system response and shall include a "Gene Therapy Vaccine" which shall mean a Vaccine which achieves a therapeutic effect by inducing an antigen-specific humoral and/or cellular immune system response by Gene Therapy.

2.   License Grants and Covenants

Research Term Grants
2.1. SB hereby grants to Synthelabo a non-exclusive, non-transferable world-wide license under SB Technology and SB Patents to perform and have performed research and development in the Synthelabo Field during the Research Term.
2.2. SB and HGS as the case may be hereby grant to Synthelabo a non-exclusive, non-transferable world-wide license under SB Technology, SB Patents, HGS Technology, and HGS Patents to perform experiments during the Research Term in the HGS Field and SB Field in furtherance of research and development in the Synthelabo Field.
2.3. HGS hereby grants to Synthelabo a non-exclusive, non-transferable world-wide license under HGS Technology and HGS Patents to perform and have performed research and development in the Synthelabo Field during the Research Term.

Post Research Term Grants to Synthelabo
2.4. SB hereby grants to Synthelabo a non-exclusive, non-transferable world-wide license under SB Technology and SB Patents to perform and have performed research and development in the Synthelabo Field after the Research Term in accordance with Research Plans submitted by Synthelabo prior to the end of the Research Term.
2.5. HGS hereby grants to Synthelabo a non-exclusive, non-transferable world-wide license under HGS Technology and HGS Patents to perform and have performed research and development in the Synthelabo Field after the Research Term in accordance with Research Plans submitted by Synthelabo prior to the end of the Research Term.
2.6. SB and HGS grant to Synthelabo an irrevocable, royalty-free, non-exclusive, world-wide license under Licensed Technology and Licensed Patents to use Bioinformatics after the Research Term.
2.7. SB and HGS as the case may be hereby grant to Synthelabo a non-exclusive, non-transferable world-wide license under SB Technology and SB Patents, HGS Technology and HGS Patents to perform experiments in the SB Field and HGS Field in furtherance of research and development in the Synthelabo Field after the Research Term in accordance with Research Plans submitted by Synthelabo prior to the end of the Research Term.

Synthelabo Drug Product and Synthelabo Antibody Product Grants
2.8. SB hereby grants to Synthelabo a non-exclusive, sublicenseable, world-wide license under SB Technology and SB Patents to make, have made, use, import, offer to sell and sell Synthelabo Drug Products and Synthelabo Antibody Products which result from Research Plans submitted by Synthelabo prior to the end of the Research Term.
2.9. HGS hereby grants to Synthelabo a non-exclusive, sublicenseable, world-wide license under HGS Technology and HGS Patents to make, have made, use, import, offer to sell and sell Synthelabo Drug Products and Synthelabo Antibody Products which result from Research Plans submitted by Synthelabo prior to the end of the Research Term.

Synthelabo Protein Product Grants
2.10.SB hereby grants to Synthelabo an exclusive, sublicensable, world-wide license under SB Technology and SB Patents to make, have made, use, import, offer to sell and sell Synthelabo Protein Products as to which Synthelabo meets the requirements of Paragraph 8.4.
2.11.HGS hereby grants to Synthelabo an exclusive, sublicenseable, world-wide license under HGS Technology and HGS Patents to make, have made, use, import, offer to sell and sell Synthelabo Protein Products as to which Synthelabo meets the requirements of Paragraph 8.4.
2.12.Notwithstanding any exclusive rights granted to Synthelabo with respect to a Synthelabo Protein Product, Synthelabo acknowledges and

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     agrees that SB, HGS and Collaboration Partners retain the right under Licensed Technology, Collaboration Patents and Licensed Patents to use such Synthelabo Protein Product for the purpose of discovering, researching, developing, marketing, using and selling a Drug Product or Antibody Product other than a Synthelabo Drug Product, Synthelabo Antibody Product or Synthelabo Protein Product.
2.13.Notwithstanding   any  exclusive   rights   granted  by  Synthelabo   under
     Synthelabo Patents and Synthelabo Technology to HGS or SB with respect to a Therapeutic Protein pursuant to Paragraph 2.25, HGS and SB acknowledge and agree that Synthelabo retains the right under such Synthelabo Patents and Synthelabo Technology to use a Therapeutic Protein as to which HGS, a Collaboration Partner and/or SB obtains rights under Section 8 for the purpose of discovering, researching, developing, marketing, using and selling a Synthelabo Drug Product or Synthelabo Antibody Product.

Synthelabo Grants
2.14.[***]
2.15.[***]
2.16.(a) Synthelabo hereby grants a non-exclusive,  royalty-free, sublicenseable license to HGS and SB under Synthelabo Patents and Synthelabo Technology to use Targets which are Products developed by Synthelabo during the Research Term and under Blocking Claims of Synthelabo Patents, for the purpose of researching, developing and commercializing products, provided that such license is sublicenseable hereunder only to a Collaboration Partner and only if the Collaboration Partner grants HGS and/or SB reciprocal and similar licenses which are sub-licensed to Synthelabo herein; and (b)HGS and SB respectively hereby grant to Synthelabo a non-exclusive, world-wide license (with the right to sublicense) under Blocking Claims of Collaboration Partner Patents, and under Collaboration Partner Patents to use Targets which are Products developed by a Collaboration Partner under a Collaboration Partner Agreement for the purpose of researching, developing and commercializing Synthelabo Products during and after the Research Term resulting from a Research Plan submitted prior the end of the Research Term.
Sublicensing
2.17.The rights granted to Synthelabo by HGS and/or SB under this Agreement and rights to Synthelabo Patents and Synthelabo Technology are licenseable and/or sublicenseable by Synthelabo to a Third Party only with

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     respect to a Synthelabo Product and only as follows: (i) Synthelabo shall have the right to license or sublicense rights to a Third Party to a Synthelabo Protein Product after Synthelabo has conducted or had conducted [***] for such Synthelabo Protein Product; (ii) Synthelabo shall have the right at any time to grant licenses to a Third Party to a Synthelabo Drug Product or Synthelabo Antibody Product; (iii) any such license or sublicense must not derogate from SB's rights under Paragraphs 2.14 and/or 2.15; (iv) any such license or sublicense includes covenants from such Third Party limiting the use of the technologies or patents hereunder which covenants are substantially similar to those in this Agreement.

Collaboration Partners
2.18.Synthelabo  acknowledges  that SB has  already  entered  into an  agreement concerning Licensed Technology and Licensed Patents with Takeda Chemical Industries. HGS and SB collectively may in their sole discretion enter into definitive agreements similar to this Agreement with Collaboration Partners in addition to Takeda not later than [***] and shall notify and provide Synthelabo with a copy of Collaboration Partner Agreements with such additional Collaboration Partners, however, none of the Collaboration Partners, except Synthelabo, may be a company whose headquarters and primary R&D facilities are [***].
2.19.Synthelabo has thirty (30) days  following  receipt from SB and/or HGS of a copy of a Collaboration Partner Agreement with an additional Collaboration Partner received pursuant to Paragraph 2.18 to accept in writing all terms and conditions of any such Collaboration Partner Agreement and cause SB and/or HGS as the case may be to amend this Agreement such that all the terms and conditions of such Collaboration Partner Agreement are substituted for all the terms and conditions of this Agreement. If Synthelabo declines to accept such terms and/or fails to respond to SB and HGS within such thirty (30) day period, Synthelabo shall have waived its right under this Paragraph. The right granted under this Paragraph 2.19 shall not extend to the Collaboration Partner Agreement with Takeda.
2.20.Synthelabo   hereby   grants  to  HGS  a   non-exclusive,   sublicenseable,
     world-wide, royalty bearing license under Synthelabo Patents to make, have made, use, import, offer to sell, and sell any and all products that are in the HGS Field, or are Vaccines and/or Diagnostics. Such license shall include a reasonable royalty and other standard license terms to be negotiated in good faith.
Other
2.21.Synthelabo agrees to use and/or grant rights in Licensed Technology, Licensed Patents, Collaboration Partner Patents, Targets received from

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     Collaboration Partners under this Agreement and/or Synthelabo Technology and/or Synthelabo Patents only in the Synthelabo Field and only as provided under this Agreement.
2.22.After the Research  Term,  Synthelabo  shall not use  Licensed  Technology,
     Targets received from a Collaboration Partner under this Agreement and/or Synthelabo Technology except (i) for research and development of a Synthelabo Product in the Synthelabo Field pursuant to a Research Plan submitted by Synthelabo during the Research Term and/or (ii) to make, have made, use, import, offer to sell and sell Synthelabo Products in the Synthelabo Field, which result from a Research Plan submitted by Synthelabo during the Research Term and/or (iii) Bioinformatics licensed to Synthelabo. An incidental and immaterial use of Licensed Technology, such Target and/or Synthelabo Technology and/or use of Licensed Technology and/or Synthelabo Technology to the extent available to the general public and to the extent not covered by a granted Licensed Patent and/or Synthelabo Patent shall not be a breach of this Paragraph.
2.23.Each license and right granted pursuant to this Agreement is subject to all of the terms and conditions of this Agreement in addition to such terms and conditions as may be explicitly referenced in the provision granting such license or right.
2.24.HGS and SB respectively hereby grant to Synthelabo under Paragraph 2.10 and
     2.11 an exclusive, world-wide license (with the right to sublicense) under Collaboration Partner Therapeutic Protein Patents to make, have made, use, import, offer to sell, and sell Therapeutic Proteins as to which Synthelabo has obtained rights under Paragraph 8.4.
2.25.Synthelabo  hereby grants an exclusive,  royalty-free,  world-wide  license
     (with the right to sublicense) under Synthelabo Patents to make, have made, use, import, offer to sell and sell Therapeutic Proteins (i) to HGS or SB as to which HGS or SB, as the case make be, has obtained rights under
     Section 8 or (ii) to HGS as to which a Collaboration Partner obtains rights under a Collaboration Partner Agreement.

3.   License Fee

3.1. In partial consideration of the rights to be granted Synthelabo under the Agreement during the Initial Research Term, Synthelabo will pay a [***] license fee in [***] equal annual installments of [***], paid [***] Million Dollars to SB and [***] Million Dollars to HGS, the first payment of [***] Million US Dollars ($US [***]) being due within thirty (30) days of execution of the Agreement and each installment thereafter being due on the anniversary of the Effective Date.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

3.2. In the event that any payment due and payable under Paragraph 3.1 is not paid when due and payable and remains unpaid for a period of thirty (30) days after written notice by HGS and/or SB of such failure, or if this Agreement is terminated by HGS and/or SB as provided herein, then all amounts which are to be paid under Paragraph 3.1 which have not been paid shall become immediately due and payable at the end of such thirty (30) day period.

4.   Royalties:

4.1 (a) Synthelabo shall pay to HGS the following royalties on Net Sales of each Synthelabo Product sold by Synthelabo or a Synthelabo licensee (except
     SB) which royalty shall be calculated on an Synthelabo Product by Synthelabo Product basis, with the applicable royalty rate for each Synthelabo Product in a calendar year being based on world-wide Net Sales for such Synthelabo Product in the calendar year and this determined royalty rate being applied to all world-wide Net Sales of such Synthelabo Product in such calendar year: and
     (b) SB shall pay to Synthelabo the following royalties on Net Sales of each Synthelabo Product sold by SB or a SB licensee (except Synthelabo) in the Co-Right Territory which royalty shall be calculated on a Synthelabo Product by Synthelabo Product basis, with the applicable royalty rate for each Synthelabo Product in a calendar year being based on world-wide Net Sales for such Synthelabo Product in the calendar year and this determined royalty rate being applied to all world-wide Net Sales of such Synthelabo Product in such calendar year:


- ----------------- ------------------ ------------ ---------------
Annual      Net   Synthelabo         Synthelabo   Synthelabo
Sales volume      Protein Products   Antibody     Drug Products
(US $ million)                       Products
- ----------------- ------------------ ------------ ---------------

[***]             [***]              [***]        [***]
- ----------------- ------------------ ------------ ---------------

[***]             [***]              [***]        [***]
- ----------------- ------------------ ------------ ---------------

[***]             [***]              [***]        [***]
- ----------------- ------------------ ------------ ---------------

[***]             [***]              [***]        [***]
- ----------------- ------------------ ------------ ---------------

4.2 (a) In the event that royalties paid to a Third Party on Net Sales of a Synthelabo Product are a significant factor in the return realized by Synthelabo such as to diminish Synthelabo's capability to respond to competitive pressures in the market, HGS and Synthelabo shall mutually agree on a reasonable reduction in the royalties payable under this

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     Agreement on Net Sales of such Synthelabo Product for so long as the market condition persists. Factors to be considered in agreeing on the royalty reduction shall include but not be limited to the profit margin on such Synthelabo Product and on analogous products, prices of competitive products, total prior sales of the Synthelabo Product and expenditures in development of such Synthelabo Product but in no event will the royalty due HGS be reduced more than [***] percent of the royalty which would otherwise be due HGS under Paragraph 4.1 on Net Sales of such Synthelabo Product; and
     (b) In the event that royalties paid to a Third Party on Net Sales of a Synthelabo Product are a significant factor in the return realized by SB such as to diminish SB's capability to respond to competitive pressures in the market, SB and Synthelabo shall mutually agree on a reasonable reduction in the royalties payable under this Agreement on Net Sales of such Synthelabo Product for so long as the market condition persists. Factors to be considered in agreeing on the royalty reduction shall include but not be limited to the profit margin on such Synthelabo Product and on analogous products, prices of competitive products, total prior sales of the Synthelabo Product and expenditures in development of such Synthelabo Product but in no event will the royalty due Synthelabo be reduced more than [***] percent of the royalty which would otherwise be due Synthelabo under Paragraph 4.1 on Net Sales of such Synthelabo Product.
4.3 No royalties shall be due for Synthelabo Products Discovered under a Research Plan submitted pursuant to this Agreement after the later of [***] years after the end of the Initial Research Term or [***] years after the end of the Research Term.
4.4 Except as provided in Paragraph 4.3, royalty obligations under this Agreement shall terminate on a country-by-country and Synthelabo Product-by-Synthelabo Product basis on the later of (i) ten (10) years after the first country-wide launch of such Synthelabo Product in each country or (ii) expiration of the last to expire Licensed Patent or Synthelabo Patent or Collaboration Partner Patent which covers the making, using, importing, offering to sell, or selling of such SynthelaboProduct in a country.
5.   Milestone Payments/Other Payments

5.1  For each of the [***] Synthelabo Products, Synthelabo shall pay:

     (a) [***] US Dollars [***] to SB and [***] US Dollars ([***]) to HGS upon the successful completion by Synthelabo or a Third Party authorized by Synthelabo of Phase I clinical trials;

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     (b) [***] US Dollars ([***]) to SB and [***] US Dollars ([***]) to HGS upon the successful completion by Synthelabo or a Third Party authorized by Synthelabo of Phase II clinical trials;
     (c) [***] US Dollars ([***])to SB and [***] US Dollars ([***]) to HGS upon the first submission for regulatory approval by Synthelabo or a Third Party authorized by Synthelabo in a Major Country; and
     (d) [***]US Dollars ([***]) to SB and [***] Dollars ([***]) to HGS upon first regulatory approval for commercial sale in a Major Country.
5.2 Each of the above milestone payments shall be credited against milestone payments otherwise due by Synthelabo on the next Synthelabo Product in the event that Synthelabo abandons a Synthelabo Product for which a milestone payment has been made. Total milestone payments for all Synthelabo Products shall not exceed [***] US Dollars ([***]).
5.3 No milestone payments shall be due for Synthelabo Products Discovered after the later of [***] after the end of the Initial Research Term or [***] after the end of the Research Term under a Research Plan submitted pursuant to this Agreement.
5.4 The milestone payments provided in this Section shall only be made once for each Synthelabo Product and shall not be made in the case of improvements or modifications such as but not limited to changed forms, formats, salts, formulations, indications, processes or protocols of a Synthelabo Product for which the payments were previously made.
5.5 In addition to any other payments made under this Agreement, Synthelabo shall reimburse SB for SB's expenses (at its cost) incurred in the initial transfer of Licensed Technology required to be transferred under the Agreement (for example including computer expertise, personnel, establishment of electronic communications links between SB and Synthelabo) as shall be agreed upon prior to the transfer of such Licensed Technology. SB shall invoice Synthelabo no more frequently than monthly for such expenses, and Synthelabo shall reimburse SB for such expenses within thirty
     (30) days of Synthelabo's receipt of each such invoice.

6.   Research Payments

6.1. During the Initial Research Term, Synthelabo shall pay to HGS a total of [***] US Dollars ([***] payable as follows: (1) [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     US Dollars ([***]) within thirty (30) days after the Effective Date or at Synthelabo's option in equal quarterly installments with the first such quarterly installment being due within thirty (30) days of July 1, 1996 and each subsequent quarterly installment being due within thirty (30) days of October 1, 1996, January 1, 1997 and April 1, 1997; and (2) [***] Dollars ([***]) on each of the first through fourth anniversaries of the Effective Date or at Synthelabo's option in equal quarterly installments due within thirty (30) days of July 1, October 1, January 1 and April 1 for each of the second through fifth years until a total of [***] has been paid to HGS.
6.2. In the event that any payment due and payable under Paragraph 6.1 is not paid when due and payable and remains unpaid for a period of thirty (30) days after written notice by HGS to Synthelabo of such failure, or if this Agreement is terminated by HGS as provided herein, then all amounts which are to be paid under Paragraph 6.1 which have not been paid shall become immediately due and payable at the end of such thirty (30) day period.
6.3. During the Initial Research Term and at no additional cost to Synthelabo or SB, Synthelabo shall have the right to prioritize the sequencing by HGS of [***] expressed sequence tags including a reasonable number of second walks per year. HGS shall use diligent efforts to complete such prioritized sequencing (including sequencing from cDNA libraries supplied by
     Synthelabo) as mutually agreed by HGS and Synthelabo, subject to timely receipt by HGS of a) directions regarding prioritization and/or b) cDNA libraries suitable for such sequencing from Synthelabo. Disputes under this Paragraph shall be resolved by senior management of HGS and Synthelabo. Second walks under this Paragraph identified by Synthelabo as being directed to a Therapeutic Protein shall not be disclosed to SB and Collaboration Partners until rights to such Therapeutic Protein have been obtained pursuant to Paragraph 8.4.
6.4. Synthelabo may request additional research services from HGS at HGS's fully allocated cost where HGS and Synthelabo mutually agree. For sequencing of Synthelabo libraries under this Paragraph, HGS will not disclose sequences sequenced from such libraries to Collaboration Partners or SB until twelve
     (12) months after delivery of such sequences to Synthelabo.
6.5. HGS shall have the right to delay for a period of (12) months disclosure to Synthelabo of such HGS Technology resulting from work performed by HGS for a Collaboration Partner or SB pursuant to a provision of a Collaboration Partner Agreement or the Collaboration Agreement similar to Paragraph 6.4 of this Agreement.
6.6. Any  sequences  and clones  containing  such  sequences  arising under this
     Section 6 shall be owned by HGS and are HGS Technology.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

7.   Extensions of the Initial Research Term

     The Initial Research Term may be extended at Synthelabo's option for up to five (5) additional periods of one (1) year by written notice to HGS by Synthelabo at least sixty (60) days prior to the end of the Initial Research Term or at least sixty (60) days prior to the end of any one year extension thereof, which written notice shall include an agreement to pay to HGS [***] US Dollars ([***]) per each additional year of extension payable within thirty (30) days of each extension.

8.   Research/ Terapeutic Protein Claiming

8.1. Research Plans may be submitted only during the Research Term.
8.2. HGS and/or SB shall keep dated records of all dossier submissions under this Section.
8.3. During the Initial Research Term, Synthelabo agrees that Synthelabo will not screen or conduct dedicated rational drug design with respect to a Target which is a Product to discover a Synthelabo Antibody Product or Synthelabo Drug Product without first submitting to HGS and SB a Research Drug Plan, or Research Antibody Plan, respectively.
protein products
8.4 Synthelabo, SB, HGS, and Collaboration Partners shall obtain exclusive rights to Therapeutic Proteins which are Products provided:
     (a) as among Synthelabo, SB, HGS and Collaboration Partners, such entity is the first to submit a dossier as permitted under this Agreement or a Collaboration Partner Agreement to SB and HGS prior to the end of the Research Term,
     (1) which dossier demonstrates evidence of in vivo activity for any such Therapeutic Protein. Such evidence of in vivo biological activity must be statistically different (p less than 0.05) from control for at least one data point, and must be demonstrated in an experiment using at least three
     (3) dosages of the test substance in which at least a trend of dose related activity is demonstrated, or,
     (2) in the case of a Therapeutic Protein for which (i) in vivo activity cannot be demonstrated after bona fide attempts to do so in at least two sub-primate species, or (ii) it is demonstrated by documented evidence (from scientific literature or in-house studies) that the relevant effector system does not exist in sub-primates, or (iii) it is demonstrated by documented evidence (from scientific literature or in-house studies) that there is an absence of reactivity with relevant targets in subprimates, such dossier demonstrates evidence of in vitro biological activity in at least one relevant cellular based assay for any such Therapeutic Protein. Such evidence of in vitro biological activity must be statistically different (p less than 0.05) from control for at least one data point, and must be demonstrated in an experiment using at least three concentrations of the test substance in which at least a trend of dose related activity is demonstrated.
     (3) The preparation used to demonstrate biological activity shall be;
         (x) a purified preparation in which at least 75% (w/w) of the protein component of the preparation is the Therapeutic Protein; or
         (y) a purified preparation in which the relative concentration and/or specific activity of the Therapeutic Protein has been increased at least 1000 fold as compared to an unpurified preparation.
                  In no case shall the concentration of the Therapeutic Protein be less that one (1) microgram/ml in the purified preparation of (x) or
         (y). Such purified preparation shall be shown to have a biological activity which is not attributable to endotoxin contamination; and
     (b) Synthelabo, HGS, the Collaboration Partners or SB as the case may be submits with the dossier a Research Protein Plan therefor; and
     (c) such rights have not been previously granted to such Therapeutic Protein under Paragraph 8.10.
8.5. (a) HGS and/or SB will notify Synthelabo in writing within ten (10) working days of receipt as to whether or not any dossier received from Synthelabo meets the requirements of Paragraph 8.4 and unless a dispute is pending with HGS, SB or a Collaboration Partner under a provision comparable to Paragraph 8.7 of this Agreement, if it does meet such requirements such notice will indicate that rights pursuant to Paragraph 8.4 to the Therapeutic Protein which is the subject of such dossier have been granted to Synthelabo. (b) If within such ten (10) working days of Synthelabo submitting a dossier, Synthelabo has not been so notified in writing, exclusive rights to such Therapeutic Protein shall be granted to Synthelabo for such Therapeutic protein unless a dispute is pending with HGS, SB or a Collaboration Partner under a provision comparable to Paragraph 8.7 of this Agreement. (c) HGS and/or SB will also notify Synthelabo in writing that exclusive rights to a Therapeutic Protein were granted to HGS, SB or a Collaboration Partner within ten (10) working days of such granting, and such notification will only include the identity of the Therapeutic Protein so claimed and not the identity of the claiming party. (d) Except as provided in Paragraph 14.5, HGS and SB shall not disclose the contents of a Synthelabo dossier to Collaboration Partners.
8.6. (a) Any written notification pursuant to Paragraph 8.5 that rights to a Therapeutic Protein have been granted to a party to this Agreement or a Collaboration Partner is final and binding on the parties. (b) Neither SB nor HGS shall have any liability to Synthelabo with

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

     respect to a decision that SB, HGS or a Collaboration Partner has obtained rights to a Therapeutic Protein under this Agreement or a Collaboration Partner Agreement or that Synthelabo does not have rights to a Therapeutic Protein unless there has been gross negligence or willful misconduct by HGS or SB, as the case may be.
8.7. Following the receipt of any written notification pursuant to Paragraph 8.5 that a dossier submitted by Synthelabo does not meet the data and/or the Research Plan requirements of Paragraph 8.4 (a) and (b), the parties shall meet within ten (10) working days of such notification to discuss such notification. If the parties are unable to agree that such dossier does not meet the requirements of Paragraph 8.4(a) and (b), the parties shall submit such dossier to a neutral expert qualified to determine whether or not such dossier meets the requirements of Paragraph 8.4(a) and (b). While a dispute is pending as to whether Synthelabo, HGS, SB or a Collaboration Partner is entitled to exclusive rights to a Therapeutic Protein, all dossiers submitted to HGS and SB under this Agreement, the Collaboration Agreement or a Collaboration Partner Agreement directed to the same Therapeutic Protein shall be dated, held and no rights shall be granted to such Therapeutic Protein pending resolution of the dispute to such Therapeutic Protein.
8.8. HGS and SB shall not use the information in a dossier submitted by Synthelabo pursuant to Paragraph 8.4 to support a dossier under Paragraph
     8.4 submitted by HGS or SB directed to the same Therapeutic Protein in such Synthelabo dossier.
8.9. (a) Pursuant to Paragraph 8.4, Synthelabo may only claim [***] Therapeutic Protein as a Synthelabo Protein Product per twelve-month period during the Research Term, except pursuant to Paragraph 8.4, Synthelabo may designate [***] such Therapeutic Proteins in a twelve-month period if at least [***] of such Therapeutic Proteins shall have been a class 5 cDNA sequence (i.e. designated an unknown in the database) prior to its designation by Synthelabo as a Synthelabo Protein Product pursuant to this Section.
     (b) Notwithstanding subparagraph 8.9(a), Synthelabo may receive exclusive rights pursuant to Paragraphs 8.4, 2.10 and 2.11 to a maximum of [***] Therapeutic Proteins during the first five (5) years of the Initial Research Term and one Therapeutic Protein per year during any extension of the Research Term.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

8.10.Synthelabo acknowledges and agrees that rights pursuant to Paragraph 8.4 are not available to Synthelabo with respect to the following Therapeutic
     Proteins:

         Name                               HGS Sequence ID
         ----                               ---------------
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]
         [***]                                    [***]

     Synthelabo acknowledges that within ninety (90) days of execution of a Collaboration Partner Agreement with SP, SP shall have the right to obtain exclusive rights to a maximum of [***] Therapeutic Proteins without meeting the requirements of Paragraph 8.4(a).
8.11 It is understood that the sequence ID number associated with a Therapeutic Protein under Paragraph 8.10 and/or claimed in a dossier and to which rights are granted pursuant to Paragraph 8.4 is for identification purposes only and that all clones, sequences and polypeptides associated with the Therapeutic Protein as well as muteins and fragments thereof are included in the rights granted herein.

9.   Product Development

9.1. Synthelabo shall use diligent efforts consistent with Synthelabo resources and expertise to develop, market, promote and sell royalty bearing Synthelabo Protein Products in at least two Major Countries.
9.2. After the Research Term, Synthelabo shall use diligent efforts consistent with Synthelabo resources and expertise to screen for Synthelabo Drug Products and Synthelabo Antibody Products which are the subject of a Research Drug Plan or Research Antibody Plan respectively submitted by Synthelabo during the Research Term.
9.3. Synthelabo shall keep HGS and SB informed of progress of its efforts to develop and commercialize Synthelabo Products by submission of a semi-annual progress report describing progress made against the Research Plan.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

10   Alliance Committee

10.1 SB and Synthelabo will form a SB/Synthelabo Alliance Committee for the period of the Initial Research Term. The major activities of the Alliance Committee shall be to:

     (1) Coordinate start-up activities, define mechanisms for transfer of Licensed Technology and address problems when/if necessary.
     (2) Arrange Bioinformatics planning and training and address any issues with the start-up and performance of the Bioinformatics systems.
     (3) Determine mechanisms to exchange biological data on genes in Licensed Technology
     (4) Identify areas for optional SB/Synthelabo collaborative scientific working groups and, if agreed, arrange for formation of such groups.
10.2 The Alliance Committee may perform such other duties as the parties may from time to time agree in writing.
10.3 The Alliance Committee shall meet at times and places mutually agreed upon.
10.4 All Alliance Committee decisions shall be decided by a majority vote of all members, including the chairs. To constitute a quorum, at least four (4) members must be present, two (2) of whom were appointed by SB and two (2) of whom were appointed by Synthelabo. To constitute a valid decision of the Alliance Committee, the majority vote must always include at least one (1) concurring vote from a member appointed by SB and at least one (1) concurring vote from a member appointed by Synthelabo. Tie votes shall be resolved by senior management of each of SB and Synthelabo. If there is no resolution by such senior management within ten (10) working days of a dispute between the parties based on the absence of a valid decision by the Alliance Committee, either party may request arbitration of the dispute under Section 30.

11.  [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


12.  [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

13.  [***]

14.  EXCHANGE OF INFORMATION AND CONFIDENTIALITY
     -------------------------------------------

14.1.Except  as  provided  in  Paragraphs  6.5 and 14.2 and  promptly  after the parties agree to security matters pursuant to Paragraph 14.12, during the Initial Research Term, SB and HGS shall promptly disclose to Synthelabo all Licensed Technology and unless otherwise directed by Synthelabo, HGS shall make such disclosures to Synthelabo through SB. For HGS Technology which are clones, HGS shall transfer clones to Synthelabo and/or SB for Synthelabo as reasonably requested by Synthelabo or SB on behalf of Synthelabo.
14.2.Notwithstanding the definition of Licensed Technology, for second walks and full lengths sequences not requested by Synthelabo and biological information developed after the Effective Date and during the Initial Research Term each with respect to Therapeutic Proteins which are Products, HGS and SB shall not be required to transfer such second walks, full length sequences and information to Synthelabo until HGS, Collaboration Partners, Synthelabo or SB obtains rights thereto pursuant to Section 8.
14.3.During the Initial  Research Term,  Synthelabo shall disclose to SB but not
     HGS all Synthelabo Technology which is Bioinformatics developed by or for Synthelabo during the Initial Research Term and directly relevant to Licensed Technology.
14.4.HGS,  SB and  Synthelabo  agree not to disclose  and/or  provide to a Third
     Party information and/or materials received from another party pursuant to this Agreement and to use the information and materials received from the other party only as licensed hereunder.
14.5.Synthelabo  agrees  to freely  share  with SB and  Collaboration  Partners, except for SP, (a) information on biological function of Targets which are Products developed by or for Synthelabo during the Initial Research Term; and (b) all Synthelabo Technology which is biological information on Therapeutic Proteins developed by or for Synthelabo during the Initial Research Term but only after Synthelabo has obtained rights to such Therapeutic Protein pursuant to Paragraph 8.4; provided that Synthelabo shall not be required to disclose such information to SB and such Collaboration Partners unless (x) such Collaboration Partners agree to conditions of confidentiality and non-use with respect to such information comparable to those set forth in this Section 14 as if such information were licensed technology under its Collaboration Partner Agreement; and (y) such Collaboration Partners agree to freely disclose to Synthelabo directly or through SB their information comparable to the information in (a) and
     (b) herein.
14.6.The  obligations  of  Paragraph  14.4  shall not apply to  information  and materials which (i) were known to the receiving party or generally known to the public prior to its disclosure hereunder; or (ii) subsequently becomes known to the public by some means other than a breach of this Agreement, the Collaboration Agreement or a Collaboration Partner Agreement; (iii) is subsequently disclosed to the receiving party by a Third Party having a lawful right to make such disclosure; (iv) is required by law to be disclosed; (v) is approved for release by the parties; (vi) is required to be disclosed under Section 15 and in such case only the party required to disclose shall be exempt from the obligations of Paragraph 14.4 (to the extent of such required disclosure); or (vii) is required by a party to be disclosed to commercialize a Product.
14.7.Contract Research With Commercial Entities Notwithstanding Para-graph 14.4,
     Synthelabo may contract with a Third Party commercial entity to conduct the research with respect to Licensed Technology and Synthelabo Technology which Synthelabo has a right to conduct under this Agreement, provided such contract provides that all rights in inventions and discoveries made in the course of or as a result of such research shall be owned by or exclusively licensed to Synthelabo with Synthelabo having the same obligations thereto as Synthelabo has with respect to Synthelabo Technology under this Agreement and HGS and SB having the same rights to any such invention and/or discovery as SB and HGS has to Synthelabo Technology under this Agreement, and provided further that such contract is otherwise consistent with the terms and provisions of this Agreement including without limitation Section 14 of this Agreement.
14.8.Collaborations With Not-For-Profit Entities Synthelabo may disclose and/or provide Licensed Technology to a Third Party not-for-profit collaborator provided Synthelabo enters into an agreement with such Third Party which is substantially in the form of the Material Transfer Agreement in Appendix B.

14.9.For the avoidance of doubt, nothing in this Agreement shall be construed as preventing or in any way inhibiting any party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of products in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from a party or Third Parties. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.
14.10. Synthelabo shall not submit for written or oral publication any manuscript, abstract or the like which includes Synthelabo Technology which is directed to Targets and/or is a Therapeutic Protein prior to the earlier of (1) eighteen (18) months after Synthelabo files a Synthelabo Patent which claims such Target or Therapeutic Protein or (2) with respect to a Therapeutic Protein, the date on which Synthelabo obtains rights to such Therapeutic Protein pursuant to Paragraph 8.4, or (3) publication in a printed publication other than through a breach of this Paragraph of such Target or Therapeutic Protein and/or related information to be submitted in such written or oral publication.
14.11. No public announcement concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement without prior written notice to the other parties and, except as may be legally required, or as may be required for a public offering of securities, or as may be required for recording purposes, without first obtaining the approval of the other parties and agreement upon the nature and text of such announcement. The party desiring to make any such public announcement shall inform the other parties of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other parties with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. This Paragraph shall not apply to any information disseminated to the public which is information essentially identical to that contained in a previous public announcement agreed to pursuant to this Paragraph.
14.12. Synthelabo agrees to maintain computer and computer network security measures as agreed to and approved by SB, HGS and Synthelabo.
14.13. Notwithstanding Paragraph 14.4, a party shall have the right to disclose and/or provide to a Third Party information and/or materials received from another party pursuant to this Agreement in conjunction with a license to a Third Party which is permitted by this Agreement, provided such Third Party enters into non-disclosure and non-use obligations substantially the same as those in this Agreement.

14.14. HGS or SB may disclose the entire text of this Agreement to any Collaboration Partner

15.  PATENT PROSECUTION
     ------------------

15.1.Each  party  shall  have  and  retain  sole  and  exclusive  title  to  all inventions, discoveries, designs, works of authorship and other know-how which are made, conceived, reduced to practice or generated only by its employees, agents, or other persons acting under its authority (including Synthelabo contract researchers and/or investigators). Each party shall own an equal undivided interest in all inventions, discoveries, designs, works of authorship and other know-how made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of the parties ("joint invention"); provided, however, that where a party elects to file a patent application for a joint invention and the other party(ies) of the joint invention does not, the party filing a patent application with respect to the joint invention shall have and retain sole and exclusive title to such joint invention and the party not wishing to file shall assign all of its rights, title and interest to such joint patent application to the filing party or parties. To the extent that joint owners decide to file a patent application on a joint invention, the initial filing shall be in the United States unless otherwise required by law and HGS, SB or Synthelabo, as the case may be, shall cooperate in the preparation and filing and share equally in the expense of filing, preparation and maintaining thereof. Each party's interest in a "joint invention" to the extent that it is Licensed Technology and/or Synthelabo Technology (whether jointly owned or solely owned) shall be subject to the terms and conditions of this Agreement; otherwise any owner shall be free to dispose of its interest therein without the consent of or accounting to any other owner.
15.2.HGS and/or SB shall have the right within its sole  discretion  to prepare, file, prosecute and maintain its Licensed Patents. With respect to Licensed Patents as to which Synthelabo retains a license hereunder, subject to Paragraph 15.10, HGS and SB shall keep Synthelabo informed with respect to the filing, prosecution and maintenance thereof and any actual or threatened litigation related thereto. In the event that Synthelabo desires that HGS and/or SB obtain and maintain patent protection in any country with respect to Licensed Technology of SB and/or HGS as the case may be (other than patent applications directed to Expressed Sequence Tags), as to which Synthelabo retains a license hereunder, HGS and/or SB shall do so at the cost and expense of Synthelabo.

15.3.Synthelabo  shall have the right  within its sole  discretion  to  prepare, file, prosecute and maintain Synthelabo Patents. With respect to Synthelabo Patents as to which HGS and/or SB retains a license hereunder, subject to Paragraph 15.11, Synthelabo shall keep HGS and SB informed with respect to the filing, prosecution and maintenance thereof and any actual or threatened litigation related thereto. In the event that HGS and/or SB desires that Synthelabo obtain and maintain patent protection in any country with respect to Synthelabo Technology as to which HGS and/or SB retains a license hereunder, Synthelabo shall do so at the cost and expense of HGS and/or SB as the case may be.
15.4.Each party,  on behalf of itself and its  directors,  employees,  officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against the other party, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way, except as a result of gross negligence, recklessness, or willful misconduct, in performance of patent activities under this Section.
15.5.In the event of the institution of any suit by a Third Party against Synthelabo, SB or their sublicensees for patent infringement involving the manufacture, use, importation, offer for sale, sale, distribution or marketing of Synthelabo Product, the party sued shall promptly notify the other party to this Agreement in writing. As between the parties to this Agreement, each party shall be solely responsible for its costs and expenses of such action and any liability awarded against it which results therefrom.
15.6.In the event that Synthelabo, HGS or SB becomes aware of actual or threatened infringement of a Licensed Patent or a Synthelabo Patent, that party shall promptly notify the other parties in writing. The owner(s) of the patent in question shall have the first right but not the obligation to bring, at its or their own expense, an infringement action against any Third Party and to use the other party's or parties name(s) in connection therewith. If the owner(s) of the patent does not commence a particular infringement action within thirty (30) days of being requested to do so, the other party(ies), after notifying the owner(s) in writing, shall be entitled to bring such infringement action at its or their own expense in its or their own name and/or in the name of the owner and the owner shall join the action where required by local law. The party/ies conducting such action shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of another if it would adversely affect the patent rights of the other party. In any event, Synthelabo, HGS and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

15.7.Synthelabo, HGS and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount over such expenses shall be shared among HGS, SB and Synthelabo in an amount proportional to their respective losses .
15.8.The parties  shall keep one another  informed of the status of and of their respective activities regarding any such litigation or settlement thereof. 15.9.The owner of a Licensed Patent or a Synthelabo Patent shall have the first right to seek extensions of the terms of the patent and to seek to obtain SPCs. Each party shall assist the other in the obtaining of such extensions or SPCs including by authorizing the other party to act as its agent for such purpose.
15.10. The obligations of Paragraph 15.2 shall only apply to Licensed Patents which include Licensed Technology which HGS and/or SB has disclosed to Synthelabo pursuant to this Agreement.
15.11. The obligations of Paragraph 15.3 shall only apply to Synthelabo Patents which include Synthelabo Technology which Synthelabo has disclosed to HGS and/or SB pursuant to this Agreement
15.12(a) All rights and licenses granted under or pursuant to this Agreement by a one party to another, for all purposes of Section 365(n) of Title 11 of the U.S. code ("Title 11"), are licenses of rights to intellectual property as defined in Title 11. The licensing party agrees during the term of this Agreement to maintain and preserve any current copies of all such intellectual property which are in existence and in its possession as of the commencement of a case under Title 11 by or against the licensing party. If a case is commenced by or against the licensing party under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the licensing party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, as the party who is a licensee may elect in a written request, immediately upon such request (A) (i) perform all of the obligations provided in this Agreement to be performed by the licensing party, or (ii) provide to the party who is a licensee all such intellectual property (including all embodiments thereof) held by the licensing party and such successors and assigns as of the commencement of a case under Title 11 by or against the licensing party and from time to time thereafter, and (B) not interfere with the rights of the party who is the licensee as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of the party who is a licensee to obtain such intellectual property (or such embodiment) from any other entity.

     (b) If a Title 11 case is commenced by or against the licensing party, and this Agreement is rejected as provided in Title 11 and the party who is the licensee elects to retain its rights hereunder as provided in Title 11, then the licensing party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to the party who is a licensee all such intellectual property (including all embodiments thereof) held by the licensing party and such successors and assigns immediately upon the written request therefor by the party who is a licensee. Whenever the licensing party or any of its successors or assigns provides to the other party who is a licensee any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Paragraph 15.12, the licensing party shall have the right to perform the obligations of the licensing party hereunder with respect to such intellectual property, but neither such provision nor such performance by the party who is a licensee shall release the licensing party from any such obligation or liability for failing to perform it; provided, however, that in such event the party who is a licensee shall not be entitled to compel specific performance by the licensing party under this Agreement except to the extent of enforcing the exclusivity of the license granted hereunder.
     (c) All rights, powers, remedies, obligations and conditions of Synthelabo provided herein are in addition to and not in substitution for any and all other rights, powers, remedies, obligations and conditions of the licensing party or the party who is a licensee now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the licensing party. The party who is a licensee, in addition to the rights, power and remedies expressly provided herein, shall be subject to all obligations and conditions, and shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may nor or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing rights and obligations of the party who is a licensee to apply to the maximum extent permitted by law, including without limitation for purposes of Title 11,
     (i) the right of access to any intellectual property (including all embodiments thereof) of the licensing party, or any third party with whom the licensing party contracts to perform an obligation of the licensing party under this Agreement, and, in the case of the third party, which is necessary for the development, registration and manufacture of Synthelabo Product, and (ii) the right to contract directly with any third party described in clause (i) in this sentence to complete the contracted work.

16.  TRADEMARKS AND NON-PROPRIETARY NAMES
     ------------------------------------

16.1.Synthelabo,  at its expense,  shall be  responsible  for the  selection and registration of non-proprietary names for Synthelabo Products. 16.2.Synthelabo at its expense, shall be responsible for the selection, registration and maintenance of all trademarks which it or SB employs in connection with each Synthelabo Product which SB has the right to sell, market, promote and/or co-market pursuant to this Agreement, in such countries and/or territories where SB has such rights, and Synthelabo shall own and control such trademarks; provided that if SB is co-marketing a Synthelabo Product, SB shall select a trademark for such product with the approval of Synthelabo which approval shall not be unreasonably withheld by Synthelabo; such trademark shall be owned by Synthelabo and SB's right to such trademark shall revert to Synthelabo after the end of an agreement between SB and Synthelabo to sell such Synthelabo Product. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to SB to use such trademarks for any purpose other than co-promotion and/or co-marketing as provided in this Agreement.

17.  STATEMENTS AND REMITTANCES
     --------------------------

17.1.SB  and  Synthelabo  as the  case  may  be,  shall  keep  and  require  its sublicensees to keep complete and accurate records of all sales of each Synthelabo Product subject to royalties under this Agreement. Each party including HGS shall have the right, at its expense, through a certified public accountant or like persons reasonably acceptable to the other party, to examine such records during regular business hours during the life of this Agreement and for four (4) months after its termination; provided, however, that such examination shall not take place more often than once a year provided further that such accountant shall report only as to the accuracy of the royalty statements and payments, including the magnitude and source of any discrepancy. Neither party shall be required to maintain such records for more than three (3) years after the generation of such record.
17.2.Within  sixty  (60)  days  after  the  close  of  each  calendar   quarter,
     Synthelabo shall deliver to HGS and SB shall deliver to Synthelabo a true accounting of each Synthelabo Product sold under authority of this Agreement by it and its licensees and distributors during such calendar quarter and shall at the same time pay all royalties due. Such accounting shall show sales on a country-by-country and product-by-product basis.
17.3.Any tax paid or required to be withheld on account of the licensing party based on license fee, milestone payments, royalties and any other payments payable under this Agreement shall be deducted from the amount of such payments otherwise due. Each party shall secure and send to the other proof of any such taxes withheld and paid.
17.4.All royalties due under this  Agreement  shall be payable in U.S.  dollars.
     Each party shall have the right, upon giving written notice to the other, to receive payment in that country in local currency.
17.5.Monetary conversions from the currency of a foreign country, in which a product is sold, into United States currency shall be calculated at the official exchange rate in force in that country for financial transactions on the last business day of the quarter for which royalties are being paid. If there is no such official exchange rate, the conversions shall be made at the rate for such remittances on that date as certified by Citibank, N.A., New York, New York, U.S.A or leading banks in France.

18.  EXPORT CONTROL COMPLIANCE
     -------------------------

18.1.The parties agree to comply with any applicable law or regulation of the United States, France or any country governing the export or re-export of products (including test equipment), software, and technical data (and the product of such data).
18.2.The parties will consult with each other to determine whether any such prior governmental authorization is required with respect to any proposed export or re-export of a product, software or technical data and, when required, shall cooperate in the preparation of an application for such authorization from their respective governmental authorities.
18.3.Synthelabo agrees that no product, software or technology provided by SB and/or HGS to Synthelabo under this Agreement will be used, directly or indirectly, or provided to any other party for use, in the development or production of any micro-organisms capable of use as bacteriological warfare agents.

19.  TERM AND TERMINATION
     --------------------

19.1.This  Agreement  shall come into effect as of the Effective  Date and shall remain in full  force and  effect  until  terminated  as  provided  in this
     Section 19.
19.2.In the event Synthelabo  fails to make a royalty or milestone  payment when due to HGS or SB, as the case may be, under this Agreement with respect to a Synthelabo Product, or fails to meet its obligations under Section 9 of this Agreement with respect to a Synthelabo Product, then in addition to any other remedy which they may have, HGS and/or SB may notify Synthelabo in writing that all of Synthelabo's rights with respect to such Synthelabo Product shall terminate as of sixty (60) days after such written notice and Synthelabo's rights with respect thereto shall terminate unless such payment is made or such failure is cured, prior to the expiration of such sixty (60) day period.
19.3.In the event  Synthelabo  fails to make a payment to HGS or SB, as the case may be under Paragraph 3.1 when due or to HGS under Paragraph 6.1 when due, then in addition to any other remedy which they may have, HGS and/or SB, as the case may be, may notify Synthelabo in writing that this Agreement shall terminate in its entirety, and if Synthelabo fails to make such payment within thirty (30) days thereafter, this Agreement shall terminate.
19.4.In the event SB fails to make a payment to Synthelabo  under this Agreement with respect to a Synthelabo Product when due, then in addition to any other remedy which it may have, Synthelabo may notify SB in writing that all of SB's rights with respect to such Synthelabo Product shall terminate as of sixty (60) days after such written notice and SB's rights with respect thereto shall terminate unless such payment is made or such failure is cured, prior to the expiration of such sixty (60) day period. Any sublicenses granted with respect to such Synthelabo Product shall remain in full force and effect if (i) SB's sublicensee is not then in breach of its sublicense; (ii) Synthelabo's rate of royalty compensation thereunder is no less than the rate of royalty compensation to Synthelabo under this Agreement; (iii) Synthelabo assumes no performance obligations under the sublicense agreement; and (iv) SB and SB's sublicensee agree to assign the sublicense agreement to Synthelabo.
19.5.A party may terminate this  Agreement if, at any time,  another party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such party or of its assets, or if the party in bankruptcy proposes a written agreement of composition or extension of its debts, or if another party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.
19.6.Notwithstanding the bankruptcy of Synthelabo, HGS or SB, or the impairment of performance by Synthelabo, HGS or SB of its obligations under this Agreement as a result of bankruptcy or insolvency of Synthelabo, HGS or SB, the other parties shall be entitled to retain the licenses granted herein, subject to rights of a party to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.
19.7.No party shall have the right to terminate this Agreement except under Paragraph 19.3 and 19.5 provided however that nothing in this Agreement shall limit any remedies for breach which may be available in law or equity, including termination of this Agreement or of any or all rights hereunder.

20.  RIGHTS AND DUTIES UPON TERMINATION
     ----------------------------------

20.1.Upon termination of this Agreement in its entirety or with respect to any Synthelabo Product or to any country or territory, each party shall notify the other of the amount of such Product it and its licensees and distributors and their distributors and licensees then have on hand, the sale of which would, but for the termination, be subject to royalty, and such party and its licensees and distributors and their distributors and licensees shall thereupon be permitted to sell that amount of the product provided that the party shall pay the royalty thereon at the time herein provided for.
20.2.Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those which have accrued prior to termination as well as those described in Sections 4, 5, 17, 22, and 24 and Paragraphs 2.17, 2.21, 2.22, 3.1, 3.2,
     6.1, 6.2, 14.4, 14.6,  14.13,  14.14, and 20.2 as well as any provision not specified in this Paragraph which is clearly meant to survive termination of this Agreement.

21.  WARRANTIES REPRESENTATIONS AND COVENANTS
     ----------------------------------------

21.1 Nothing in this Agreement shall be construed as a warranty that Licensed Patents, Collaboration Patents or Synthelabo Patents are valid or enforceable or that the exercise of Licensed Patents, Licensed Technology, Synthelabo Patents and/or Synthelabo Technology does not infringe any patent rights of Third Parties.
21.2 Each party warrants and represents that it has the right to enter into this Agreement, to grant the rights and licenses and to otherwise perform in accordance therewith.
21.3 Subject to HGS's and SB's right to modify the basic terms of the Collaboration Agreement to accommodate the entry into Collaboration Partner Agreements pursuant to Paragraph 2.18, SB and HGS may not modify the basic terms of the Collaboration Agreement which would (1) reduce the scope of the licenses granted (including but not limited to the licenses to technology, products, territory and exclusivity) to Synthelabo under this License Agreement or the (2) change the Therapeutic Protein claiming mechanisms contained in Collaboration Partner Agreements, except to the extent already permitted pursuant to Paragraph 8.10 in a manner which would adversely affect Synthelabo, without obtaining Synthelabo's prior written and express approval.

21.4 Synthelabo, SB and HGS guarantee that their respective Affiliates performing hereunder or receiving any of the benefits herefrom will perform all obligations under this Agreement as if the Affiliates were signatories of this Agreement.

22.  INDEMNIFICATION
     ---------------

22.1.SB  shall  defend,  indemnify  and hold  harmless  Synthelabo,  HGS,  their respective licensors, licensees, directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expense (including reasonable attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale, marketing, promotion or other disposition by or through SB, or any Third Party granted rights by SB under this Agreement, of any Synthelabo Product. SB's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. SB shall have the exclusive right to control the defense of any action which is to be indemnified in whole or in part by SB hereunder, including the right to select counsel acceptable to Synthelabo and/or HGS to defend Synthelabo or its licensees and/or HGS under this Agreement as the case may be and to settle any claim, provided that, without the written consent of Synthelabo and/or HGS (which shall not be unreasonably withheld or delayed), SB shall not agree to settle any claim against Synthelabo or any Synthelabo licensee and/or HGS under this Agreement as the case may be, to the extent such claim has a material adverse effect on Synthelabo or its licensees and/or HGS under this Agreement as the case may be. The provisions of this Paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and obligation hereunder shall apply whether or not such claims are rightfully brought. SB shall require each of its licensees of a Synthelabo Product to indemnify Synthelabo and/or HGS in a manner consistent with this Paragraph.
22.2.Synthelabo   shall  defend,   indemnify  and  hold  harmless  SB  and  HGS,
     Affiliates of HGS and SB, licensors and licensees of SB and HGS and their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expense (including reasonable attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale, marketing or promotion or other disposition by or through Synthelabo, or any Third Party granted rights by Synthelabo under this Agreement, of any Synthelabo Product. Synthelabo's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. Synthelabo shall have the exclusive right to control the defense of any action which is to be indemnified in whole by Synthelabo hereunder, including the right to select counsel acceptable to SB and/or HGS to defend SB or HGS or their licensees under the Agreement, as the case may be, and to settle any claim, provided that, without the written consent of an indemnified party (which shall not be unreasonably withheld or delayed), Synthelabo shall not agree to settle any claim against such indemnified party under this Agreement as the case may be, to the extent such claim has a material adverse effect on such indemnified party under this Agreement as the case may be. The provisions of this Paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and Synthelabo's obligation hereunder shall apply whether or not such claims are rightfully brought. Synthelabo shall require each of its licensees (other than SB) of a Synthelabo Product to indemnify SB and HGS in a manner consistent with this Paragraph.
22.3.A person  or  entity  that  intends  to claim  indemnification  under  this
     Section 22 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that subject to Paragraph 22.1, 22.2 and 22.3 an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this
     Section 22 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this
     Section 22, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 22. The Indemnitee under this Section 22, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

23.  FORCE MAJEURE
     -------------

23.1.If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

24.  GOVERNING LAW
     -------------

24.1.This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, U.S.A., regardless of choice of law principles of the Commonwealth of Pennsylvania.

25.  SEPARABILITY
     ------------

25.1.In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.
25.2.If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.
25.3.In the event that the terms and conditions of this Agreement are materially altered as a result of Paragraph 25.1 or 25.2, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

26.  ENTIRE AGREEMENT
     ----------------

26.1.This Agreement, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereon and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.
26.2.A waiver of any breach or any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.
26.3.The headings and titles to the Sections and Paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

27.  NOTICES
     -------

27.1 Any notice required or permitted under this Agreement shall be sent by air mail, postage pre-paid, courier or fax to the following addresses of the parties or such other addresses as may be notified to the parties as provided herein:

                  SYNTHELABO
                           22, avenue Galilee,
                           92352 Le Plessis-Robinson Cedex France
                           Attention:  Director of Legal Department
                  fax:     011 33 1 45 37 5804

                  SB
                           SMITHKLINE BEECHAM CORPORATION
                           709 Swedeland Road
                           P. O. Box 1539
                           King of Prussia, Pennsylvania 19406
                           Attention:  Vice-President, Advanced
                           Technologies in Genetics
                  fax:     610 270-6663
                     copy to:

                           SMITHKLINE BEECHAM CORPORATION
                           709 Swedeland Road
                           P. O. Box 1539
                           King of Prussia, Pennsylvania 19406
                           Attention: Corporate Intellectual Property
                  fax:     610-270-4026


                     HGS
                     Attention:  Senior Vice President Business Development
                     Human Genome Sciences, Inc.
                     9410 Key West Avenue,
                     Rockville, Maryland 20850
            fax:     301-309-0092

                     copy to:
                     Mr. Elliot M. Olstein
                     Carella, Byrne, Bain, Gilfillan, Cecchi , Stewart & Olstein

                     6 Becker Farm Road
                     Roseland, New Jersey 07068
            fax:     201-994-1744

27.2 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

28.  ASSIGNMENT
     ----------

28.1.This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable or may be assigned by any party without the written consent of the other parties, and any such assignment shall be void and of no effect provided, however, that a party may assign this Agreement or any of its rights or obligations hereunder in whole or in part to any Affiliate competent to fulfill the rights and obligations of this Agreement without obtaining the consent of the other party; and provided further that any party may assign this Agreement or any of its rights or obligations hereunder to any Third Party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other parties; provided such Third Party assignee agrees to be bound by all the terms and conditions of the Agreement and further provided that the assigning party also remains bound by the terms and conditions of this Agreement.

29.  RECORDING

29.1 SB and HGS shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and Synthelabo shall provide reasonable assistance to SB and HGS in effecting such recording, registering or notifying.
29.2 Synthelabo shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and SB and HGS shall provide reasonable assistance to Synthelabo in effecting such recording, registering or notifying.

30.  DISPUTE RESOLUTION
     ------------------

30.1 If there is a tie vote within the Management Committee or Alliance Committee over an issue within its respective jurisdiction, which tie vote is not timely solved by such Committee, and if senior management does not timely resolve any such tie vote, then either SB or Synthelabo may submit such dispute to binding arbitration in accordance with the UNCITRAL Arbitration Rules (as at present in force) as modified by this Paragraph
     30.1. The place of any arbitration shall be in London and the language of the proceedings shall be English. The appointing authority for the purpose of the UNCITRAL Arbitration Rules shall be the Chamber of Commerce and Industry, Stockholm, Sweden. The number of arbitrators shall be three appointed in accordance with the UNCITRAL Arbitration Rules. The third arbitrator appointed shall be a person with extensive experience in relation to the subject matters in dispute. The third arbitrator shall not be a national of France, England or the United States. The arbitration shall consider and decide only issues presented to it by the parties to the arbitration.
30.2 Senior management of SB, HGS and Synthelabo shall endeavor to resolve all other disputes under this Agreement.

32.  COUNTERPARTS
     ------------

         This Agreement may be executed in any number of counterparts,  and each
such  counterpart  shall  be  deemed  an  original  instrument,   but  all  such
counterparts together shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the date first written above.

SMITHKLINE BEECHAM CORPORATION      SYNTHELABO

By: ______________________          By: _______________________
Name: ____________________          Name: _____________________
Title: ___________________          Title:_____________________
Date: ____________________          Date: _____________________

SMITHKLINE BEECHAM plc
By: ______________________
Name: ____________________
Title: ___________________
Date: ____________________



HUMAN GENOME SCIENCES, INC.
By: ______________________
Name: ____________________
Title: ___________________
Date: ____________________

                                   APPENDIX A

                             Collaboration Partners
(1)      Takeda Chemical Industries
(2)      Merck KgGA
(3)      Schering-Plough Corporation
(4)      Another entity to be named or substituted for (1), (2), or (3)

                                   APPENDIX B
                     MATERIAL TRANSFER and LICENSE AGREEMENT

                           MATERIAL TRANSFER AGREEMENT

THIS AGREEMENT is entered into and effective as of the date of last signing by any of the parties to the Agreement, by and among Synthelabo, located at 22, avenue Galilee, 92352 Le Plessis-Robinson Cedex France ("Synthelabo") SmithKline Beecham Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania, having a place of business at One Franklin Plaza, Philadelphia, Pennsylvania 19101, U.S.A. ("SB corp"), Human Genome Sciences, Inc. ("HGS") located at 9410 Key West Avenue, Rockville, Maryland 20850 and _______, a not-for-profit INSTITUTE located _______________, and designated representatives and employees of ______________________ (_________________, its representatives and employees are hereinafter referred to as "INSTITUTE").

         1.       The Principal  Investigator  conducting the research described
                  herein   shall  be   ________________   who  is  a  designated
                  representative and employee of INSTITUTE.

         2. Subject to availability, SB, HGS and/or SYNTHELABO agrees as the case may be to provide the material set forth in Appendix A to INSTITUTE and INSTITUTE agrees such materials are the property of HGS, Synthelabo and/or SB as the case may be. Such material and any related biological material or associated know-how and data that will be received by INSTITUTE from SB, HGS and/or SYNTHELABO; and any substance that is a derivative thereof or is replicated therefrom or is an antibody produced by use thereof are covered by this Agreement. All such materials shall hereinafter be referred to as the "Material" or "Materials."

         3. The Materials will be used by INSTITUTE only in connection with the research described in Appendix B (the "Research") and only for non-commercial research purposes. If INSTITUTE wishes to carry out research beyond that described in Appendix B, such research will be carried out only pursuant to a further agreement signed by each of the parties.

         4. INSTITUTE shall not distribute, release, or disclose the Materials to any other person or entity and shall ensure that no one will be allowed to take or send the Materials to any other location, unless written permission is obtained in advance from SB, SYNTHELABO and HGS. INSTITUTE agrees to
                  maintain  the   confidentiality   of  the

                  Materials and any information regarding the Materials, except to the extent such information:

                  (a) can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or
                  (b) can be demonstrated, from written records, to have been in the Institute's possession or readily available to the INSTITUTE from another source not under obligation of secrecy to SB, HGS or SYNTHELABO prior to the disclosure; or
                  (c) becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the INSTITUTE; or
                  (d) is independently developed by INSTITUTE without reference to information or material provided under this Agreement.

         5. The Materials are supplied solely for scientific research purposes, for use in animals and/or in vitro. THE MATERIALS SHALL NOT BE USED IN HUMANS.

         6. INSTITUTE hereby acknowledges that the Materials are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. SYNTHELABO, SB AND HGS MAKE NO REPRESENTATION THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT.

         7. In no event shall SB, SYNTHELABO or HGS be liable for any use of the Materials by INSTITUTE. INSTITUTE hereby agree to defend, indemnify and hold harmless SB, SYNTHELABO and HGS, their officers, directors, employees and agents from any loss, claim, damage, expense or liability, of whatsoever kind or nature (including attorney's fees), which may arise from or in connection with this Agreement or the use, handling or storage of the Materials, by INSTITUTE.

         8. INSTITUTE hereby agrees to comply with all applicable government and National Institutes of Health regulations and guidelines which are applicable to all uses of the Materials by the INSTITUTE.

         9. Any and all proprietary rights, including but not limited to patent rights, in and to the Materials shall be and remain in SB and/or HGS as the case may be.

         10. INSTITUTE agrees to provide SB, HGS and SYNTHELABO with an advance copy at least thirty (30) days in advance of any written submission (abstract or paper) or presentation that makes reference to the Materials. If in the opinion of SB, HGS and/or SYNTHELABO such submission or presentation discloses SB, SYNTHELABO and/or HGS proprietary information which INSTITUTE is obligated to maintain confidential under Paragraph 4 hereof, SB or SYNTHELABO or HGS shall notify INSTITUTE within thirty (30) working days of receipt thereof and INSTITUTE shall delete such proprietary information from such submission or presentation. If a publication does result from work using the Materials, INSTITUTE agrees to acknowledge SB, and/or SYNTHELABO and/or HGS and give credit to SB,
                  SYNTHELABO and/or HGS scientists, as scientifically appropriate, based on any direct contribution they may have made to the work.

         11. For the purposes of this Agreement, "Developed Technology" means any and all data, formulas, information, compositions, biologics, substances and any intellectual property rights thereto, including but not limited to, software, copyrights, patents and patent applications, which result from the Research and/or use of the Materials and/or information provided to the INSTITUTE under this Agreement. INSTITUTE agrees to promptly disclose Developed Technology to SYNTHELABO, HGS and SB and to provide SYNTHELABO, HGS and SB with any material which is Developed Technology. HGS shall have the right to file for and obtain patent protection for Developed Technology and INSTITUTE agrees to cooperate with and obtain execution of papers for HGS with respect thereto.

         12. During the period of Research, INSTITUTE shall provide to SYNTHELABO, HGS and SB at least once every six (6) months a summary of the results of Institute's work under Appendix B utilizing the Materials.

         13. A party may terminate the Research by providing the other parties with written notice. Upon such termination of the Research, INSTITUTE will send to SB, HGS and SYNTHELABO a final report including the results of the Research.

         14. INSTITUTE hereby grants to HGS a sole and exclusive worldwide right and license under Developed Technology to make, have made, use, sell and have sold any and all products, processes, apparatuses and compositions of matter (collectively hereinafter "Product"), including the right to grant sublicenses.

         15. HGS shall pay to INSTITUTE the following royalties which shall be due and payable sixty (60) days after June 30 and December 31 for Product sold in the respective half-year period:

                  a. One percent (1%) of net sale of Product sold by HGS which where sold is covered by a valid and enforceable claim of a granted patent licensed to HGS hereunder; or

                  b. Ten percent (10%) of royalties received by HGSfrom a sublicensee hereunder for Product sold by such sublicensee which in the country where sold is covered by a valid and enforceable claim of a granted patent licensed to HGS hereunder.

         16. In the event that royalties are to be paid by HGS to an unaffiliated party for Product for which royalties are also due hereunder, then the royalty to be paid hereunder shall be reduced by the amount of royalty to be paid to such unaffiliated party, but in no event shall the royalty to be paid hereunder be reduced by more than fifty percent.

         17. Any modification of or amendment to this Agreement will require the written consent of the parties hereto.

         18. This Agreement is not assignable by INSTITUTE, whether by operation of law or otherwise, without the prior written consent of HGS, SB and SYNTHELABO. Otherwise, this Agreement is binding upon the successor(s) and assignee(s) of the parties.

         19. This Agreement may be signed in three or more counterparts and each shall be an original.

         IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized representatives.

                                          SYNTHELABO

                                          By: _________________________________
                                          Title: ______________________________
                                          Date:________________________________

SMITHKLINE BEECHAM CORP.                  HUMAN GENOME SCIENCES, INC.

By: ___________________________           By: _________________________________
Title: ________________________           Title: ______________________________
Date:__________________________           Date:________________________________



AGREED AND CONSENTED TO:
_______________________________

By: ___________________________           _____________________________________
Title: ________________________           Dr. (Principal Investigator)
Date: _________________________           Date: _______________________________

                                 MTA APPENDIX A
                                 --------------

                                   MATERIAL(S)



                                 MTA APPENDIX B
                                 --------------

                                  RESEARCH PLAN

                                   APPENDIX C
                           EXAMPLES OF RESEARCH PLANS

                              TARGET RESEARCH PLAN
                              --------------------

      *Target Identification

      *Rationale

         -        Brief description of hypothesis
         -        Brief summary of supporting biological data on target
         -        Expected Indications for Product

      *Status of full length cloning and express

         -        Full length nucleotide sequences
         -        Plans/estimated dates if expression not yet complete

      *Patent status

      *Screening Plan

         -        No description of screen(s) required
         -        Estimated date of screening start
         -        Use of target in specificity screens (if any)
         -        Rough estimate of compound throughput (can be updated)

      *Chemical optimization

         -        No details required
         -        Estimated date of start/completion (can be updated)

      *Plan updates if and when a potential development compound is identified

         -        R&D product (compound) code #/INN name/generic name
                  (when available)
         -        Notification when a compound enters preclinical
                       development
         -        Notification when a compound enters clinical development
         -        Notification when regulatory approvals are sought

                             ANTIBODY RESEARCH PLAN
                             ----------------------

      *Target (Antigen) Identification

      *Rationale

         -        Brief description of hypothesis
         -        Expected indications for product
         -        Brief summary of supporting biological data on target
                       (antigen)

      *Status of Cloning and Expression or Synthesis of Target (Antigen)

         -        Plans/estimated dates if expression/synthesis of target
                       (antigen)not yet complete

      *Patent Status

      *Research Plan

         -        Estimated date of immunization start
         -        Estimated date of antibody selection
         -        Estimated date for development
         -        Estimated date/notification when an antibody enters
                       preclinical development
         -        Estimated date/notification when an antibody enters
                       clinical development
         -        Estimated date/notification when regulatory approvals
                       are sought

                              PROTEIN RESEARCH PLAN
                              ---------------------

      *Therapeutic Protein Identification

      *Rationale

         -        Brief description of hypothesis
         -        Expected indications for Product

      *Biological data on protein

         -        Full length cloning
         -        Expression and purification

                           The protein preparation(s) used for the in vivo activity demonstration must be purified to a (previously agreed) specified level, and evidence of this purity level must be included in the research plan.

         - In vivo demonstration of relevant pharmacological activity (along with supporting demonstration of in vitro or ex vivo demonstrations of activity if available)

                           In certain instances, in vivo demonstration of activity will not be possible for scientific reasons. In these specific cases, an ex-vivo or in vitro demonstration of activity will be acceptable.

      *Patent status (full length gene patent application must have been filed)

      *Research and development plan

         This plan need not contain detail of these activities, but rather one-line descriptions of planned activities (with estimates of timing). Not all of these plans/timings will be available when the initial plan is submitted, but will be added as part of the yearly update of the plan.

         -        Further preclinical studies of activity
         -        Preclinical development
         -        determination of pharmacokinetic profile
         -        initiation of toxicology studies
         -        Steps to completion of IND package
         -        Certain key milestones in production/scale-up
         -        Clinical development
         -        Major phase transition (when available and appropriate)